---------------------------
          FORM 4                      U.S. SECURITIES AND EXCHANGE COMMISSION
---------------------------                   Washington, D.C. 20549
[X]  Check this box
     if no longer subject           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
     to Section 16. Form 4
     or Form 5 obligations
     may continue. See       Filed pursuant to Section 16(a) of the Securities Exchange
     Instruction 1(b).        Act of 1934, Section 17(a) of the Public Utility Holding
                                    Company Act of 1935 or Section 30(f) of the
(Print or Type Responses)                 Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Handel                         Morton                             E.
--------------------------------------------------------------------------------
    (Last)                          (First)                         (Middle)

     c/o S&H Consulting, Ltd.
     One Regency Drive
--------------------------------------------------------------------------------
                                    (Street)

     Bloomfield                    Connecticut                       06002
--------------------------------------------------------------------------------
    (City)                          (State)                          (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Ranger Industries, Inc.    (OTC:  RNGR)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________
4.   Statement for Month/Year

     February 2001
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
              (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

                    Chief Executive Officer and President
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
________________________________________________________________________________


------------------------------------------------------------------------------------------------------------------------------------
  Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1.                                    2.        3.          4.                                    5.            6.        7.
Title of Security                     Trans-    Trans-      Securities Acquired (A)               Amount of     Owner-    Nature of
(Instr. 3)                            action    action      or Disposed of (D)                    Securities    ship      Indirect
                                      Date      Code        (Instr. 3, 4 and 5)                   Beneficially  Form:     Beneficial
                                                Instr. 8)                                         Owned at End  Direct    Owner-
                                      (Month/               ___________________________________   of Month      (D) or    ship
                                      Day/                                                                      Indirect  (Instr. 4)
                                      Year)                                 (A)or                 (Instr. 3     (I)
                                                Code  V          Amount     (D)        Price      and 4)        (Instr.4)
____________________________________________________________________________________________________________________________________
Common Stock                          12/29/00   G(1)  V    218,167          D      N/A            0             D
____________________________________________________________________________________________________________________________________

Common Stock                          02/06/01    S         500,000          D     $2.00           0             D
____________________________________________________________________________________________________________________________________


____________________________________________________________________________________________________________________________________


____________________________________________________________________________________________________________________________________


____________________________________________________________________________________________________________________________________


____________________________________________________________________________________________________________________________________


* If the form is filed by more than one reporting person, see Instruction
4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                                                          (Over)
                            (Print or Type Response)


------------------------------------------------------------------------------------------------------------------------------------
FORM 4 (continued)            Table II -- Derivative Securities Acquired, Disposed of or Beneficially Owned
                                      (e.g., puts, calls, warrants, options, convertible securities)
------------------------------------------------------------------------------------------------------------------------------------
1.                  2.       3.       4.       5.            6.            7.                     8.       9.        10.     11.
Title of            Conver-  Trans-   Trans-   Number of     Date Exer-    Title and Amount       Price    Number    Owner-  Nature
Derivative          sion     action   action   Derivative    cisable and   of Underlying          of       of        ship    of
Security            or       Date     Code     Securities    Expiration    Securities             Deriv-   deriv-    Form    In-
(Instr. 3)          Exer-             (Instr.  Acquired (A)  Date          (Instr. 3 and 4)       ative    ative     of      direct
                    cise     (Month/  8)       or Disposed   (Month/Day/                          Secur-   Secur-    Deriv-  Bene-
                    Price    Day/              of(D)         Year)                                ity      ities     ative   ficial
                    of       Year)             (Instr. 3,                                         (Instr.  Bene-     Secur-  Owner-
                    Deriv-                     4 and 5)                                           5)       ficially  ity:    ship
                    ative                                    ___________________________________           Owned     Direct  (Instr.
                    Secur-                                                                                 at End    (D) or  4)
                    ity                                      Date     Expi-               Amount           of        In-
                                                             Exer-    ra-                 or               Month     direct
                                      _____________________  cis-     tion    Title       Number           (Instr.   (I)
                                                             able     Date                of               4)        (Instr.
                                      Code V     (A)  (D)                                 Shares                     4)
____________________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________________


____________________________________________________________________________________________________________________________________


____________________________________________________________________________________________________________________________________


____________________________________________________________________________________________________________________________________


____________________________________________________________________________________________________________________________________


____________________________________________________________________________________________________________________________________


____________________________________________________________________________________________________________________________________


____________________________________________________________________________________________________________________________________


____________________________________________________________________________________________________________________________________


____________________________________________________________________________________________________________________________________


Explanation of Responses:

1 Mr. Handel contributed 218,167 shares of Common Stock to the Irma and Morton Handel Foundation, Inc., a Connecticut not-for-profit corporation of which Mr. Handel and his wife are two of the three directors and Mr. Handel serves as president. Mr. Handel disclaims beneficial ownership of such shares.


                          /s/ Morton E. Handel                      02/12/01
                          ---------------------------------      --------------
                          ** Signature of Reporting Person             Date


   ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

   Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for this procedure.



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